UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2023

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

2023 Long-Term Incentive Plan

Pursuant to the Liberty Global 2014 Incentive Plan (as amended and restated effective June 11, 2019), on March 24, 2023, the Compensation Committee (the “Committee”) of Liberty Global plc’s (the “Company”) Board of Directors approved the Company’s 2023 long-term incentive plan (the “2023 Long-Term Incentive Plan”) covering the three-year period ending May 1, 2026. In the following text, the terms “we”, “our”, “our company” and “us” refers to the Company.

The 2023 Long-Term Incentive Plan has more than 500 participants across the Company, including our Chief Executive Officer (“CEO”), Chief Financial Officer and our other named executive officers (collectively, the “NEOs”). Multi-year long-term incentive awards substantially based in equity have long represented a significant portion of our senior management’s compensation. These programs ensure that our employee participants, including the NEOs, have a continuing stake in the Company’s success, align their interests with those of our shareholders and also encourage ownership stakes in the Company and retention through vesting requirements. The actual value of long-term equity-based compensation depends upon improving the Company’s operational and financial performance, which has the effect of increasing shareholder value. The 2023 Long-Term Incentive Plan included a grant made on March 24, 2023 for each NEO’s regular annual target value for 2023. The NEOs’ target equity values for 2023 used in making the 2023 Long-Term Incentive Plan grants are largely consistent with the values disclosed in the past and pursuant to disclosed employment agreements, other than Andrea Salvato who had an approximate nine percent increase in value due to his increasing responsibilities at the Company and his recent promotion to Executive Vice President.

With respect to the NEOs, the 2023 Long-Term Incentive Plan will consist of the following components:

Share Appreciation Rights

•Forty percent of each NEO’s target equity value for 2023 is based upon the performance of our ordinary shares via the grant of share appreciation rights (“SARs”). The valuation of a SAR operates similarly to a stock option. The employee benefits from any increase in the stock price above the strike price. Upon exercise of the SAR after vesting, the employee does not actually pay the strike price but receives the net amount of the increase in stock value above the stock price set at the time of grant. The SAR awards have strike prices set at the stock price on the date of grant and, in the case of the 2023 Long-Term Incentive Plan, the strike price was the market price of the underlying securities as of the close of business on March 24, 2023. The SARs are subject to vesting in three equal installments on May 1 of 2024, 2025 and 2026. SARs naturally align the executives’ performance with shareholders’ interests as their value is completely dependent upon share price appreciation.

Ventures Incentive Plan (“VIP”)

•Ten percent of each NEO’s 2023 target equity value is based upon the performance, over a three-year period, of the Company’s Ventures investment portfolio compared to its valuation as of December 31, 2022. The VIP component of the 2023 Long-Term Incentive Plan is designed to incentivize management’s efforts in driving growth and value with respect to the Company’s Ventures portfolio investments, which has increasing scale and importance within the Company’s business. Performance is based upon changes (positive or negative) against the valuation of the portfolio over the performance period, which valuation is performed by a third-party valuation specialist. The earned portion of the VIP awards will be paid at the end of the performance period. The Company will settle the awards with its ordinary shares (unless otherwise determined by the Committee).

Restricted Share Units

•Fifty percent of each NEO’s total target equity value for 2023 is in the form of restricted share units that are subject to annual time-vesting over a three-year service period vesting on May 1 of each of 2024, 2025 and 2026, in equal installments. Stock-based compensation directly aligns the executives’ performance with shareholder interests. The NEOs did not receive any restricted stock units in calendar year 2022, because the Company’s previous stock-based long-term incentive plan provided equity grants for the CEO exclusively in

SARs and substantially in SARs for the other NEOs (the NEOs did receive small grants of restricted stock units under the Company’s bonus plan and shareholder incentive plan in 2022, and, in the case of Mr. Salvato, a one-off top-up grant).

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Exhibit Name

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: March 30, 2023